EXHIBIT 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Welsbach Technology Metals Acquisition Corp. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of the Company following the consummation of the business combination, which will be renamed WaveTech Group, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 8, 2022	/s/ Dag Arild Valand
Name: Dag Arild Valand